Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-105414, No. 333-111270, No. 333-161881 and No. 333-165661) and Form S-8 (No. 333-22217, No. 333-41754, No. 333-53380, No. 333-75060, No. 333-111275 , No. 333-121375, No. 333-139064, No. 333-148458 and No. 333-164846) of Overland Storage, Inc. of our report dated September 9, 2009, except for the last paragraph of Note 9, as to which the date is December 8, 2009, relating to the consolidated financial statements, which appears in this Form 10–K.

/s/ PricewaterhouseCoopers LLP

San Diego, California

September 23, 2010